Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Aerpio Pharmaceuticals, Inc. of our report dated March 7, 2017, with respect to our audits of the financial statements of Zeta Acquisition Corp. II for the years ended December 31, 2016 and 2015, which appears in the Zeta Acquisition Corp. II Form 10-K filed on March 7, 2017.

/s/LWBJ, LLP

West Des Moines, Iowa

February 21, 2018